FIRST AMENDMENT OF MEMBERSHIP INTEREST SALE AGREEMENT

         This First Amendment of Membership Interest Sale Agreement (the "Amendment") is entered into effective February 3, 2006 between DESTINATION
CAPITAL,  LLC  ("Destination")  and  THURMAN  HOLDINGS  I,  LIMITED  PARTNERSHIP
("THI").

                                    RECITALS

         A. Destination and THI entered into a Membership Interest Sale Agreement dated December 15, 2005 (the "Agreement") whereby THI sold its Membership Interest in Destination. Pursuant to the Agreement, Destination may pay the Purchase Price for the Membership Interest by delivering cash or common shares of Microfield Group, Inc. ("Microfield").

         B. Destination and THI have agreed to modify the Agreement, as more particularly set forth below.

                                    AGREEMENT

         NOW, THEREFORE, for valuable consideration, the receipt and sufficiency of which hereby are acknowledged, the parties to this Amendment agree as follows:

         1. Delivery of Shares. In the event that Destination elects to deliver Microfield stock to THI in accordance with the terms of Section 1.2 of the Agreement, Destination may satisfy its obligation by delivering 217 shares of Series 3 Preferred stock of Microfield in lieu of common shares (appropriately adjusted for any stock dividends and/or splits after December 15, 2005).

         2. Other Terms Unchanged. Except as expressly modified or amended by this Amendment, all of the terms and conditions of the Agreement remain in full force and effect.


DESTINATION CAPITAL, LLC
By: Aequitas Capital Management, Inc., its Manager


By: /s/ ROBERT J. JESENIK
   --------------------------------------------
   Robert J. Jesenik, CEO

THURMAN HOLDINGS I, LIMITED PARTNERSHIP
By: Thurman Advisors, LLC, its General Partner


By: /s/ THANE A. CLELAND
   --------------------------------------------
   Thane A. Cleland, Managing Director








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